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                                                             Exhibit 99. (a) (5)

                                  STATEMENT OF
                     RIVERSOURCE INTERNATIONAL SERIES, INC.

                              CERTIFYING RESOLUTION
                       CREATING RIGHTS AND PREFERENCES FOR
                       SERIES AND CLASSES OF CAPITAL STOCK
                          ADOPTED BY BOARD OF DIRECTORS
                              SEPTEMBER 13-14, 2006

      I, duly elected Secretary of RiverSource International Series, Inc. a Minnesota corporation, file this Statement and certify that the following is a true and correct copy of the resolution adopted by the Board of RiverSource International Series, Inc. on September 13-14, 2006, and replaces the resolution adopted January 11-12, 2006 which was filed with the Secretary of State on April 27, 2006. The resolution was adopted by the affirmative vote of a majority of the directors present pursuant to Section 302A.401, subsection 2(a) of the Minnesota Business Corporation Act and Article III, Section 1, of the Corporation's Articles of Incorporation.

            RESOLVED, That capital stock shall be issued in series with each series of stock evidencing an interest in a separate portfolio of investment securities and cash; and

            RESOLVED, That the series of capital stock shall be a separate investment company established and offered to investors pursuant to registration statement filed with the Securities and Exchange Commission and each series shall have those rights and preferences as set forth in the registration statements, declared effective by the Securities and Exchange Commission, and as required under the provisions of the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder, effective on the date the stock was purchased or exchanged, or as subsequently changed as permitted by law; and

            RESOLVED, That the series shall be: RiverSource International Opportunity Fund, RiverSource European Equity Fund and RiverSource Disciplined International Equity Fund and all additional series that may be subsequently established and offered.

            RESOLVED, That capital stock of RiverSource International Opportunity Fund shall be issued pursuant to a class designation A, B, C, I, R2, R3, R4 or R5; one series RiverSource European Equity Fund shall be issued pursuant to a class designation A, B, C, I or R4; and one series RiverSource Disciplined International Equity Fund shall be issued pursuant to a class designation A, B, C, I, R4 or W; and any series can have such other class designation as shall be established by the Board, such class designation as shall be determined by the difference in the amount of distribution costs, shareholder service fees, transfer agent fees, voting rights and exchange privileges as those differences are set out in the registration statements filed with the Securities and Exchange Commission pursuant to which the shares are offered to investors and effective on the date the shares were purchased or as subsequently changed as permitted by law; and in all other manner the classes shall be the same; and

            RESOLVED, That all monies received by the corporation for the issuance and sale of stock of a series, together with all assets, income, earnings, profits and proceeds derived therefrom, shall be the assets solely of the series to which the stock relates and any monies received not specifically identified as belonging to a series shall be allocated between or among all series of the corporation in proportion to the respective net assets of the series or as the Board shall determine; and

            RESOLVED, That all liabilities and expenses incurred on behalf of a series shall be charged against the assets of that series and be solely the obligations of that series to which they relate and all liabilities and expenses of the corporation not specifically pertaining to a series shall be charged against all series in proportion to the respective net assets of each series or as the Board determines; and
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            RESOLVED, That assets identified as relating to a class shall belong solely to the shareholders of that class and liabilities, costs and expenses applicable to a class shall be the obligations solely of that class and it being understood that dividends and distributions may vary between and among classes to reflect different allocations of liabilities, costs and expenses and the resultant differences in net asset values of the classes; and

            RESOLVED, That each series may convert the class designation on any share to another class designation automatically in accordance with the terms set forth in the registration statements filed with the Securities and Exchange Commission and effective on the date the stock was purchased or exchanged or as subsequently changed as permitted by law; and

            RESOLVED, That dividends and distributions shall be determined and paid by each series out of the assets, earnings or surplus of that series in an amount solely at the discretion of the Board as permitted by Minnesota law; and

            RESOLVED, That in the event of liquidation or dissolution of the corporation, holders of shares of a series shall have priority and shall be entitled to the assets belonging to that series; and

            RESOLVED, That the Board may invest the assets of a series in shares of another open-end management investment company for the purpose of having those assets managed as part of a combined pool; and

            RESOLVED, That each share of capital stock shall be voted by series and/or by class (a) as required by the provisions of the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder; (b) when the Board determines that a matter affects series or classes in a materially different way; or (c) when the Board determines a matter affects only one or some of the series or classes; and further

            RESOLVED, That all provisions pertaining to capital stock as set forth in Article III of the Corporation's Articles of Incorporation apply to each series and to each class.

IN WITNESS WHEREOF, this statement is signed on behalf of the Corporation on October 5, 2006.

                                        RIVERSOURCE INTERNATIONAL SERIES, INC.

                                                      /s/ Leslie L. Ogg
                                                      ------------------------
                                                      Leslie L. Ogg
                                                      Secretary

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED OCT. 9, 2006

/s/ Mary Kiffmeyer
Secretary of State